UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 29, 2008
THE TALBOTS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12552	41-1111318

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Talbots Drive, Hingham, Massachusetts		02043

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (781) 749-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 1 — Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
     As previously reported. The Talbots, Inc. (“Talbots” or the “Company”) has been working with four existing lenders to convert its short-term working capital lines of credit from uncommitted lines to committed lines, The Company has entered into revolving credit agreements with three of its lenders finalizing the conversion of the respective lines to committed lines.
     Talbots and Mizuho Corporate Bank, Ltd. (“Mizuho”) have entered into a Revolving Credit Agreement dated as of December 29, 2008. This agreement converts Talbots existing $75 million credit facility with Mizuho from an uncommitted facility to a committed facility. The maturity date of the agreement is December 29, 2009. The agreement allows for borrowings for revolving loans or letters of credit, not to exceed $75 million in the aggregate. Each borrowing will bear interest for interest periods of six months or less as mutually established by the Company and Mizuho, with such interest payable on the last day of each interest period or, in the event that the interest period exceeds three months, three months after the first day of the interest period. The interest rate will be a rate determined by Mizuho to be its effective cost of funds plus an amount not lower than 0.625% and not higher than 1.30%.
     Talbots and Sumitomo Mitsui Banking Corporation (“SMBC”) have entered into a Revolving Credit Agreement dated as of December 30, 2008. This agreement converts Talbots existing $50 million credit facility with SMBC from an uncommitted facility to a committed facility. The maturity date of the agreement is December 31, 2009. The agreement allows for borrowings for revolving loans not to exceed $50 million in the aggregate. Each borrowing will bear interest for interest periods of six months or less as mutually established by the Company and SMBC, with such interest payable on the last day of each interest period or, in the event that the interest period exceeds three months, three months after the first day of the interest period. The interest rate will be a rate determined by SMBC to be its effective cost of funds plus an amount not lower than 0.625% and not higher than 1.30%.
     Talbots and The Norinchukin Bank (“Norinchukin”) have entered into a Revolving Credit Agreement dated as of January 2, 2009. This agreement converts Talbots existing $25 million credit facility with Norinchukin from an uncommitted facility to a committed facility. The maturity date of the agreement is January 2, 2010. The agreement allows for borrowings for revolving loans not to exceed $25 million in the aggregate. Each borrowing will bear interest for interest periods of six months or less as mutually established by the Company and Norinchukin, with such interest payable on the last day of each interest period or, in the event that the interest period exceeds three months, three months after the first day of the interest period. The interest rate will be a rate determined by Norinchukin to be its effective cost of funds plus an amount not lower than 0.625% and not higher than 1.30%.
     Amounts may be borrowed under the above facilities from time to time, subject to satisfaction of all conditions to borrowing set forth in the respective agreements, including without limitation accuracy of all representation and warranties, the absence of any material adverse effect or change, no event of default, compliance with all covenants, and other customary borrowing conditions.
     The above description is a summary of these revolving credit agreements and is qualified in its entirety by the attached Exhibits 10.1, 10.2 and 10.3.
Section 7 — Regulation FD
Item 7.01 Regulation FD Disclosure.
     On January 5, 2009, the Company issued a press release announcing the matters described above under Item 1.01 of this Form 8-K. A copy of the Company’s press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

10.1	Revolving Credit Agreement dated as of December 29, 2008 between Talbots and Mizuho

10.2	Revolving Credit Agreement dated as of December 30, 2008 between Talbots and SMBC

10.3	Revolving Credit Agreement dated as of January 2, 2009 between Talbots and Norinchukin

99.1	Press Release of Talbots dated January 5, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TALBOTS, INC.
Dated: January 5, 2009	By:	/s/ Carol Stone
		Name:	Carol Stone
		Title:	Senior Vice President, Finance